UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ASHFORD INC.

(Exact name of registrant as specified in its charter)

Nevada	84-2331507
(State of incorporation	(I.R.S. Employer
or organization)	Identification No.)

14185 Dallas Parkway, Suite 1100, Dallas, Texas	75254
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box: ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box: ☐

Securities Act registration statement file number to which this form relates: Not Applicable.

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	NYSE American LLC

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Each Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered

On March 13, 2020, the Board of Directors of Ashford Inc. (the “Company”) declared a dividend of one preferred share purchase right (a “Right”) payable on March 23, 2020, for each outstanding share of Common Stock, par value $0.001 per share, outstanding on March 23, 2020 to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series E Preferred Stock, par value $0.001 per share (the “Preferred Shares”), of the Company, at a price of $275 per one one-thousandth of a Preferred Share represented by a Right, subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement (the “Rights Agreement”), dated March 13, 2020, between the Company and Computershare Trust Company, N.A. as Rights Agent.

The Rights Agreement (which includes the Form of Certificate of Designation of Series E Preferred Stock as Exhibit A, the Form of Rights Certificate as Exhibit B, and the Summary of Rights as Exhibit C) is attached hereto as an exhibit and is incorporated herein by reference. The description of the Right is incorporated herein by reference to the description set forth under “Material Modification to Rights of Security Holders” in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 13, 2020 and is qualified in its entirety by reference to the Rights Agreement and such exhibits thereto.

Item 2. Exhibits

The documents listed below are filed as exhibits to this Registration Statement.

Exhibit No.	Description
3.1

Certificate of Designation of Series E Preferred Stock of Ashford Inc., as filed with the Secretary of the State of Nevada on March 13, 2020 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 16, 2020).

4.1

Rights Agreement, dated March 13, 2020, between Ashford Inc. and Computershare Trust Company, N.A., as Rights Agent, which includes the Form of Certificate of Designation of Series E Preferred Stock as Exhibit A, the Form of Rights Certificate as Exhibit B, and the Summary of Rights as Exhibit C (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 16, 2020).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ASHFORD INC.

By:	/s/ Robert G. Haiman
	Name:	Robert G. Haiman
	Title:	Executive Vice President, General Counsel and Secretary

Dated: March 16, 2020